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                                                                      EXHIBIT 99

Revocable Proxy

                                Bank of Wedowee
                             111 West Broad Street
                             Wedowee, Alabama 36278


                      Solicited by the board of directors

     The undersigned hereby appoints ____, ____ and ____, or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Bank of the Wedowee held of record by the undersigned on _____, 2001, at the Annual Meeting of Shareholders of the Bank of Wedowee to be held at 111 West Broad Street, Wedowee, Alabama 36278, at ___ a.m. on January 8, 2002, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

1. Approval of Stock Split. Approval of the proposed ten for one stock split of the common stock of the Bank of Wedowee.


     [_] For      [_] Against      [_] Abstain

2. Approval of Share Exchange. Approval of the Agreement and Plan of Exchange by and between the Bank of Wedowee and Swann BancShares, Inc. dated as of _____ ___, 2001.

     [_] For      [_] Against      [_] Abstain

     3.   Approval of Nominees for the Board of Directors
          Nominees: Joe H. Allen, James Lamar Brown, Robert B. Folsom, Jr.,
          --------
          Glenda G. Hale, Charles T. Holmes, Robert C. Rampy, John Seegar.

     [_] For      [_] Withheld

     [_] ________________________________________ ____________________
           For all nominees except as noted above

4. Other Business. On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.


     Please date and sign this appointment of proxy on the reverse side and return to the Bank of Wedowee.
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     The shares represented by this appointment of proxy will be voted as directed above. In the absence of any direction, such shares will be voted for proposals 1 and 2, the persons named in proposal 3 and in the discretion of the proxy holder as to all other matters. This appointment of proxy may be revoked by the holder of the shares to which it relates at any time before it is exercised by filing with the secretary of the bank a written revocation or a duly executed appointment of proxy bearing a later date or by attending the annual meeting and voting in person.



                  Dated:  ______________________________, 200_




                  ____________________________________________
                  Signature


                  ____________________________________________
                  Signature if held jointly


Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

Important: To insure that a quorum is present, please send in your appointment
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of proxy whether or not you plan to attend the annual meeting. Even if you send in your appointment of proxy, you will be able to vote in person at the meeting if you so desire.